AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
XCORPOREAL, INC.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify in accordance with §245 of the Delaware General Corporation Law:

the original name of the Corporation was Xcorporeal Merger Corporation and the original Certificate of Incorporation was filed on October 13, 2006;

that at a meeting of the board of directors of Xcorporeal, Inc., resolutions were duly adopted setting forth an Amended and Restated Certificate of Incorporation of the corporation, declaring said Amended and Restated Certificate of Incorporation to be advisable; and

that a majority of the outstanding shares of Xcorporeal, Inc. duly adopted resolutions setting forth an Amended and Restated Certificate of Incorporation of the corporation, declaring said Amended and Restated Certificate of Incorporation to be advisable.

The resolutions of the Board of Directors and the shareholders set forth the proposed Amended and Restated Certificate of Incorporation as follows:

FIRST: The name of the Corporation is Xcorporeal Operations, Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is 615 South DuPont Highway, Dover, Delaware 19901, County of Kent. The name of the Corporation’s registered agent at such address is National Corporate Research, Ltd.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000. All such shares are to be Common Stock, par value of $.001 per share, and are to be of one class.

FIFTH: The name of the sole incorporator is John C. Kirkland and his address is Greenberg Traurig LLP, 2450 Colorado Blvd., Suite 400E, Santa Monica, California 90404.

SIXTH: The election of directors of the Corporation need not be by written ballot.

SEVENTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the Bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any bylaw whether adopted by them or otherwise.

EIGHTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of Delaware, or (d) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law of Delaware is amended after the filing of this Certificate of Incorporation to authorize corporate action eliminating or further limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended. Any repeal or modification of the foregoing portion of this paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

The foregoing Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of Xcorporeal, Inc. in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

The stockholders of Xcorporeal, Inc. approved the Amended and Restated Certificate of Incorporation of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Xcorporeal, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Operating Officer this 12th day of October, 2007.

XCORPOREAL, INC., a Delaware corporation

By:	/s/ Winson W. Tang
Winson W. Tang
Chief Operating Officer